EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FIRST QUARTER 2017 CONSOLIDATED FINANCIAL RESULTS

May 4, 2017 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the first quarter (“Q1”) ended March 31, 2017.
First Quarter 2017 Summary

•	Revenue of $86.2 million, compared to $90.2 million in Q1 2016

•	Gross profit of $25.1 million, or 29.2% of revenues, compared to $26.4 million, or 29.3% of revenues, in Q1 2016

•	Adjusted gross profit, a non-GAAP measure, of $28.4 million, or 33.0% of revenues, compared to $30.6 million, or 34.0% of revenues, in Q1 2016

•	Net income attributable to the Corporation of $6.8 million, compared to $14.2 million in Q1 2016

•	Operating cash flow of $5.4 million, compared to $(2.0) million in Q1 2016

•	Adjusted EBITDA, a non-GAAP measure, of $22.7 million, or 26.4% of revenues, compared to $24.1 million, or 26.7% of revenues, in Q1 2016

•	Contracted backlog of $53.1 million through 2017, which includes the recently announced $20.0 million of project awards, and $155.0 million of bids outstanding as of March 31, 2017

•	Signed three-year agreement with Hocol S.A. to provide geophysical services in Colombia
Jeff Hastings, Chairman and CEO of SAE, commented, “We are very pleased with the performance and results we produced during the first quarter, specifically with our ability to maintain the excellent level of execution and efficiency demonstrated in the first quarters of 2016 and 2015. Activity in the first quarter held firm, supported by a seasonal project on the North Slope of Alaska, and the successful execution of a major deep water ocean-bottom nodal project in West Africa. This was done in the face of continued pressure throughout the industry and all of our geographic markets, as producers remain patient and diligent in their evaluation of capital spending plans.”
Mr. Hastings continued, “We continue to engage in discussions with customers about longer term agreements, as evidenced by the signing of our three-year agreement with Hocol to provide all of their geophysical services in Colombia. We expect the Hocol agreement to add incremental revenue potential of about $40 million a year on a normalized annual basis through maturity. Because of our constrained visibility, however, our formal bids

Safety. Acquisition. Experience    saexploration.com

outstanding are relatively low. This is not necessarily reflective of the overall level of activity, but instead, is due mostly to timing and the lack of producers’ willingness to plan projects as far in advance as we’ve become accustomed to in the past. Conversely, early stage, pre-bid opportunities that we see coming into our markets, but that haven’t officially been tendered yet, suggest that future prospects may be brighter.”
Mr. Hastings concluded, “We remain well positioned internationally in key markets around the world. We continue to believe in our overall strategy and the fundamental elements that underpin our strength. Our core markets have proven resilient and our diversification has assisted us in maintaining stability. We expect to remain focused on preserving liquidity, including continuing with our efforts to monetize our Alaskan tax credits and to renew or replace our revolving credit facility and senior loan facility, while we await a recovery in exploration spending. In the meantime, our capital expenditures will be kept at a minimum, with a target of less than $5 million for 2017.”
First Quarter 2017 Financial Results
Revenues decreased 4.4% to $86.2 million from $90.2 million in Q1 2016, primarily due to a decrease in activity in Alaska, offset by an increase in ocean-bottom marine activity in West Africa when compared to the same period last year. However, total revenues in Q1 2016 included approximately $38.6 million related to tax credit projects in Alaska, when there were no such projects in Q1 2017.
Gross profit was $25.1 million, or 29.2% of revenues, compared to $26.4 million, or 29.3% of revenues, in Q1 2016. Gross profit for Q1 2017 and Q1 2016 included depreciation expense of $3.3 million and $4.2 million, respectively. Gross profit excluding depreciation expense, or adjusted gross profit, which is defined and calculated below, for Q1 2017 was $28.4 million, or 33.0% of revenues, compared to $30.6 million, or 34.0% of revenues, in Q1 2016. Despite a marginal decrease in revenue, gross profit, as a percentage of revenue, remained comparable to Q1 2016 due to sustained levels of performance and efficiencies at the field level.
Selling, general and administrative (“SG&A”) expenses during the quarter were $6.5 million, or 7.6% of revenues, compared to $6.7 million, or 7.5% of revenues, in Q1 2016. The decrease in SG&A expenses was primarily due to lower revenue in Q1 2017 compared to the same period last year. However, this was partially offset by an increase in non-cash share-based compensation expense in Q1 2017 and a gain on sale of fixed assets in Q1 2016. During Q1 2017 and Q1 2016, there were approximately $0.9 million and $0.2 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Income before income taxes was $10.6 million during the quarter, compared to $17.3 million in Q1 2016. The decrease in income before income taxes was largely due to significantly higher other expense compared to Q1 2016. During Q1 2017, other expense included, among other items, $8.4 million of interest expense, of which, approximately $5.3 million was non-cash amortization of loan issuance costs and $2.2 million was interest that was paid in-kind. While a non-cash charge, the amortization of loan issuance costs is expected to continue to impact income before income taxes to a similar degree until the senior loan facility is repaid in full or matures in January 2018.
Provision for income taxes was $1.7 million, compared to $0.7 million in Q1 2016. The increase in provision for income taxes was primarily due to fluctuations in earnings among the various jurisdictions in which the company operates, decreases in valuation allowance reversals and increases in foreign tax rate differentials, offset by decreases in permanent differences.

Safety. Acquisition. Experience    saexploration.com

Net income attributable to the Corporation for the quarter was $6.8 million, or $0.73 per diluted share, compared to $14.2 million, or $110.08 per diluted share, on a reverse split-adjusted basis, in Q1 2016. Net income was impacted by a number of factors during Q1 2017, including:

•	Lower revenue and corresponding decrease in gross profit;

•	Higher interest expense due to the amortization of loan issuance costs for the senior loan facility; and

•	Higher effective tax rate.
Adjusted EBITDA, which is defined and calculated below, was $22.7 million during the quarter, or 26.4% of revenues, compared to $24.1 million, or 26.7% of revenues, in Q1 2016.
Capital expenditures for the quarter were $2.2 million, compared to $0.2 million in Q1 2016. The capital expenditures in Q1 2017 primarily related to the remaining cash payments for the purchase of additional vibrator trucks made in Q4 2016, and were partially offset by the receipt of $1.9 million in proceeds from the sale of fixed assets in Q4 2016. Given the state of the industry and the limited growth opportunities requiring capital expenditures, the Company expects its total capital expenditures for 2017 to be under $5.0 million.
On March 31, 2017, cash, cash equivalents and restricted cash totaled $15.7 million, which included $4.2 million of restricted cash that was primarily related to exchange control regulations in a West African country where SAE completed a deep water ocean-bottom marine project completed during Q1 2017. Also on March 31, 2017, working capital was $44.8 million, total debt at face value, excluding net unamortized premiums or discounts, was $118.8 million, and total stockholders’ equity was $47.5 million.
Contracted Backlog
As of March 31, 2017, SAE’s backlog was $53.1 million. Bids outstanding on the same date totaled $155.0 million. The entire backlog was comprised of land-based projects, with 89% in South America, 8% in North America and the remainder in Southeast Asia.
SAE currently expects all of the projects in its backlog to be completed during 2017. The estimations of realization from the backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Friday, May 5, 2017 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the first quarter ended March 31, 2017. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada,

Safety. Acquisition. Experience    saexploration.com

South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4409
rabney@saexploration.com

Safety. Acquisition. Experience    saexploration.com

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016

Revenue from services	$86,169	$90,153
Costs of services excluding depreciation and amortization expense	57,774	59,511
Depreciation and amortization expense included in costs of services	3,251	4,199
Gross profit	25,144	26,443
Selling, general and administrative expenses	6,517	6,746
Income from operations	18,627	19,697
Other income (expense):
Interest expense, net	(8,358)	(4,028)
Foreign exchange gain, net	311	1,625
Other expense, net	(13)	(5)
Total other expense, net	(8,060)	(2,408)
Income before income taxes	10,567	17,289
Provision for income taxes	1,740	665
Net income	8,827	16,624
Less: net income attributable to non-controlling interest	1,982	2,384
Net income attributable to the Corporation	$6,845	$14,240

Basic and diluted earnings per share:
Weighted average basic shares outstanding	9,358,529	129,269
Earnings per share – basic	$0.73	$110.16
Weighted average diluted shares outstanding	9,391,022	129,356
Earnings per share – diluted	$0.73	$110.08

Safety. Acquisition. Experience    saexploration.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2017	December 31, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,514	$11,460
Restricted cash	4,229	536
Accounts receivable, net of allowance for doubtful accounts of $12 at March 31, 2017 and December 31, 2016	96,167	69,721
Deferred costs on contracts	1,059	8,644
Prepaid expenses	1,603	1,977
Deferred loan issuance costs, net	15,590	—
Total current assets	130,162	92,338
Property and equipment, net of accumulated depreciation of $65,085 and $61,444 at March 31, 2017 and December 31, 2016, respectively	41,206	42,759
Intangible assets, net of accumulated amortization of $659 and $635 at March 31, 2017 and December 31, 2016, respectively	703	721
Goodwill	1,725	1,711
Deferred loan issuance costs, net	—	20,856
Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 at March 31, 2017 and December 31, 2016	37,984	37,984
Deferred income tax assets	5,193	5,122
Other assets	150	164
Total assets	$217,123	$201,655
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,377	$9,301
Accrued liabilities	12,641	12,750
Income and other taxes payable	13,388	15,605
Borrowings under revolving credit facility	4,517	5,844
Borrowings under senior loan facility	29,995	—
Current portion of capital leases	42	56
Deferred revenue	444	7,975
Total current liabilities	85,404	51,531
Borrowings under senior loan facility	—	29,995
Second lien notes, net of net unamortized premium of $87 and $96 at March 31, 2017 and December 31, 2016, respectively	82,433	80,238
Senior secured notes, net of unamortized deferred loan issuance costs of $38 and $42 at March 31, 2017 and December 31, 2016, respectively	1,834	1,830
Total liabilities	169,671	163,594
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,358,529 issued and outstanding at March 31, 2017 and December 31, 2016	1	1
Additional paid-in capital	132,445	131,816
Accumulated deficit	(85,705)	(92,550)
Accumulated other comprehensive loss	(4,887)	(4,822)

Safety. Acquisition. Experience    saexploration.com

Total stockholders’ equity attributable to the Corporation	41,854	34,445
Non-controlling interest	5,598	3,616
Total stockholders’ equity	47,452	38,061
Total liabilities and stockholders’ equity	$217,123	$201,655

Safety. Acquisition. Experience    saexploration.com

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Three Months Ended March 31,
	2017	2016

Net income	$8,827	$16,624
Foreign currency translation loss	(65)	(613)
Total comprehensive income	8,762	16,011
Less: comprehensive income attributable to non-controlling interest	1,982	2,384
Total comprehensive income attributable to the Corporation	$6,780	$13,627

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended March 31,
	2017	%	2016	%

North America	$46,364	53.8%	$65,657	72.8%
South America	1,771	2.1%	23,639	26.2%
Southeast Asia	2,868	3.3%	857	1.0%
West Africa	35,166	40.8%	—	—%
Total revenue	$86,169	100.0%	$90,153	100.0%

UNAUDITED RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus loss (gain) on disposal of property and equipment, plus foreign exchange loss (gain), and plus non-recurring one-time expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA, a non-GAAP measure, from net income, the most directly comparable GAAP financial measure, is provided in the table below.

Safety. Acquisition. Experience    saexploration.com

	Three Months Ended March 31,
	2017	2016

Net income	$8,827	$16,624
Depreciation and amortization (1)	3,356	4,332
Interest expense, net	8,358	4,028
Provision for income taxes	1,740	665
Share-based compensation (2)	629	165
Loss (gain) on disposal of property and equipment, net (3)	4	(342)
Foreign exchange gain, net (4)	(311)	(1,625)
Non-recurring expenses (5)(6)	112	231
Adjusted EBITDA	$22,715	$24,078

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended March 31, 2017 and 2016 in the amount of $105 and $133, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to our employees and directors.
(3)    Loss (gain) on disposal of property and equipment, net is primarily the impact of sale of equipment
(4)    Foreign exchange gain, net, includes the effect of both realized and unrealized foreign exchange transactions.
(5)    Non-recurring expenses in 2017 primarily consisted of severance payments in several locations as well as non-operating expenses incurred at the corporate location.
(6)    Non-recurring expenses in 2016 primarily consisted of various non-operating expenses incurred at the corporate and Peru locations.

UNAUDITED RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)

We use an adjusted form of gross profit to measure period over period performance, which is not derived in accordance with GAAP. Adjusted Gross Profit is defined as gross profit plus depreciation and amortization expense related to the cost of services. Our management uses Adjusted Gross Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

The term Adjusted Gross Profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit calculated in accordance with GAAP. In addition, our calculation of Adjusted Gross Profit may not be comparable to gross profit or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by Adjusted Gross Profit cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted Gross Profit, a non-GAAP measure, from gross profit, the most directly comparable GAAP financial measure, is provided in the table below:

Safety. Acquisition. Experience    saexploration.com

	Three Months Ended March 31,
	2017	2016

Gross profit as presented	$25,144	$26,443
Depreciation and amortization expense included in cost of services (1)	3,251	4,199
Adjusted Gross Profit	$28,395	$30,642

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

Safety. Acquisition. Experience    saexploration.com